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                                  EXHIBIT 15.1
                          CONSENT OF DELOITTE & TOUCHE



May 15, 2001

ESG Re Limited
Skandia International House
16 Church Street
Hamilton, Bermuda


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of ESG Re Limited and subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our report dated May 15, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 is incorporated by reference in Registration Statement No. 333-40107 on Form S-8, in Registration Statement No. 333-76983 on Form S-3 and Registration Statement No. 333-32302 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche
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Deloitte & Touche
Dublin, Ireland